THE KRAFT HEINZ COMPANY
AMENDED & RESTATED SEVERANCE PAY PLAN
FOR SALARIED EMPLOYEES
(Effective as of January 1, 2026)

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THE KRAFT HEINZ COMPANY
AMENDED & RESTATED SEVERANCE PAY PLAN FOR SALARIED EMPLOYEES

(Effective as of January 1, 2026)
SECTION 1. PLAN NAME AND EFFECTIVE DATE
The name of this Plan is “The Kraft Heinz Company Amended & Restated Severance Pay Plan for Salaried Employees.”
Kraft Foods Group, Inc. originally established the Kraft Foods Group, Inc. Severance Pay Plan for Salaried Exempt Employees (the “Salaried Exempt Plan”) effective as of January 1, 1991. The Salaried Exempt Plan was amended and restated, effective as of November 1, 2007, and amended five times since.
Kraft Foods Group, Inc. also originally established the Kraft Foods Group, Inc. Severance Pay Plan for Salaried Non-Exempt Employees (the “Salaried Non-Exempt Plan”) effective as of January 1, 1991. The Salaried Non-Exempt Plan was amended and restated, effective as of November 1, 2007, and amended four times since.
H. J. Heinz Company originally established the H. J. Heinz Company Severance Pay Plan (the “Heinz Plan”) effective as of June 1, 1997. The Heinz Plan was amended and restated four times since its adoption.
Kraft Foods Group, Inc. and H.J. Heinz Company merged effective July 2, 2015 whereby Kraft Heinz Foods Company was the successor. The Company is the parent company of Kraft Heinz Foods Company.
Kraft Heinz Foods Company merged effective January 1, 2017 the Salaried Non-Exempt Plan, the Salaried Exempt Plan, and the Heinz Plan into the Kraft Heinz Foods Company Severance Pay Plan for Salaried Employees (the “Prior Plan”).
The Prior Plan was hereby assumed by the Company and amended and restated, effective as of January 1, 2023 (the “2023 Plan”).
The 2023 Plan is hereby assumed by the Company and amended and restated, effective as of January 1, 2026 (the “Effective Date”).
The Plan, as herein adopted, is applicable to eligible salaried Employees of the Employers whose termination of employment occurs on or after the Effective Date.
SECTION 2. PURPOSE
The purpose of this Plan is to provide severance pay to eligible Employees under conditions set forth below, where the Employee’s employment with an Employer is involuntarily terminated through no fault of the Employee. Severance pay, when granted under the Plan, is designed to provide the Employee with funds while seeking other employment. Benefits received under this Plan shall be not counted as compensation for purposes of determining benefits under any other plan or arrangement of the Employer, except as otherwise specifically provided in such other plan or arrangement.

SECTION 3. DEFINITIONS
3.1    “Act” means the Securities Exchange Act of 1934. Reference to a specific section of the Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
3.2    “Administrator” means the Compensation Committee as designated in Section 9.1 of the Plan.
3.3    “Affiliate” means, with respect to any Employer, all persons with whom the Employer would be considered to be a single employer under Section 414(b) and all persons with whom the Employer would be considered to be a single employer under Section 414(c) of the Code if the ownership test under Section 414 of the Code were “more than 50%” rather than “at least 80%.”
3.4    “Cause” means “cause” as determined by the Administrator.
3.5    “CIC Qualifying Termination” means a Qualifying Termination as defined in the CIC Severance Plan.
3.6    “CIC Severance Plan” means The Kraft Heinz Company Change in Control Severance Plan (as may be amended from time to time).
3.7    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act, as amended.
3.8    “COBRA Benefit Period” means the following:
(a)    for Participants below Band 07 Vice President, the equivalent length of time associated with the Pay received by the Participant (e.g., if the Participant receives four months’ Pay, the COBRA Benefit Period would be four months);
(b)    for Participants in Band 07 Vice President and above (other than the Chief Executive Officer and Senior Executives, 12 months);
(c)    for Senior Executives, 18 months; and
(d)    for the Chief Executive Officer, 24 months.
3.9    “Code” means the Internal Revenue Code of 1986, as amended.
3.10    “Company” means The Kraft Heinz Company or its successor.
3.11    “Employee” means a regular, active, full-time or part-time salaried employee of an Employer, but excluding:
(a)    an employee represented by a collective bargaining agent which has not negotiated the benefits of this Plan; and
(b)    an employee of a subsidiary of the Company whose management has opted out of the Plan with the consent of the Company.

Notwithstanding any provision of the Plan to the contrary, no individual who provides services to an Employer or to any Affiliate under a contract, arrangement or understanding with such individual or with an agency or leasing organization that treats such individual as either an independent contractor or an employee of such agency or leasing organization shall be eligible for participation in the Plan, even if such individual is later determined (whether by judicial or administrative action or otherwise) to have been a common law employee of the Employer or an Affiliate rather than an independent contractor or employee of such agency or leasing organization.
3.12    “Compensation Committee” means the Human Capital and Compensation Committee of the Board of Directors of the Company.
3.13    “Eligible Equity Award” means an equity award granted under the Company’s equity incentive plans at least 12 months prior to the date of the Participant’s termination of employment; provided that if such equity award was granted on or prior to December 31, 2025 and is subject to any performance conditions, such award shall only be deemed an Eligible Equity Award if such award was granted at least 24 months prior to the date of the Participant’s termination of employment.
3.14    “Employer” means the Company and each Affiliate whose Employees participate in the Plan with the consent of the Company.
3.15    “Hour of Service” means, with respect to any Employee, each hour for which the Employee is paid or entitled to payment for the performance of duties for an Employer, calculated and credited pursuant to Department of Labor Regulation Section 2530.200b-2.
3.16    “Independent Tax Advisor” means a lawyer with a nationally recognized law firm, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm, in each case with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to the Participant (the Participant’s acceptance not to be unreasonably withheld), and all of whose fees and disbursements shall be paid by the Company.
3.17    “Participant” means an Employee who satisfies the eligibility requirements as set forth in Section 4.
3.18    “Pay” means for a full-time Employee or a regularly scheduled part-time Employee:
(a)    for purposes of determining weeks of Pay, the weekly rate of regular salary;
(b)    for purposes of determining months of Pay, the monthly rate of regular salary; or
(c)    for purposes of determining annual Pay, the annual rate of regular salary; on the date of termination of employment with the Employer, excluding all extra pay, such as overtime, bonuses, incentive pay or other allowances.
For a part-time Employee who is not regularly scheduled to work the same hours or days per week:

(d)    for purposes of determining weeks of Pay under Section 5.1, the weekly hours shall be determined by calculating the average weekly hours worked based on the 12-month period (or actual period worked if less than 12-months) immediately preceding the Employee’s termination date with the Employer;
(e)    for purposes of determining months of Pay under Section 5.1, the monthly hours shall be determined by calculating the average hours worked per month during the 12-month period (or actual period worked if less than 12-months) immediately preceding the Employee’s termination date with the Employer; and
such part-time Employee’s average weekly or average monthly hours worked, as applicable, shall then be multiplied by the Employee’s hourly rate of regular salary on the date of his or her termination of employment with the Employer, excluding all extra pay such as overtime, bonuses, incentive pay, or other allowances, to determine the Employee’s pay. Notwithstanding the foregoing, for part-time Employees who transferred from full-time to part-time status within three months of an event covered in Section 4.2(a), Pay will be determined based on such Employee’s full-time weekly or monthly rate of regular salary, as applicable, as of the date immediately preceding the Employee’s transfer to part-time status.
3.19    “Plan” means The Kraft Heinz Company Amended & Restated Severance Pay Plan for Salaried Employees as it may be amended from time to time.
3.20    “Predecessor Corporation” means any corporation or business which was merged into or consolidated with, or all, or substantially all, of the assets of which were acquired by, an Employer or an Affiliate.
3.21    “Qualifying Termination” means a termination of the Participant’s employment by the Employer other than for Cause.
3.22    “Severance and Release Agreement” means the severance and release agreement Employee will receive on or before the date of Employee’s Qualifying Termination, which will include customary separation terms, including, but not limited to, confidentiality, non-disparagement and, in some instances, restrictive covenant obligations. Any Severance and Release Agreement prescribed by the Company shall be required to be timely signed and returned to the Employer as a condition of receiving severance benefits under this Plan. A Severance and Release Agreement shall be considered timely only to the extent that it is returned to the Company within the time period specified by the Company.
3.23    “Salary Continuation” means payments made by the Employer that represent wage or salary payments through the date of termination during which time the employee is not required to perform any services.
3.24    “Senior Executive” means each of the Employees who reports directly to the Chief Executive Officer (in part or in whole).
3.25    “Service” means a person’s period(s) of employment with the Employers, an Affiliate or a Predecessor Corporation, or any combination of any of the foregoing (i) beginning on such Employee’s continuous service date with an Employer, an Affiliate or a Predecessor Corporation, and (ii) ending on the last day of employment, subject to the following:

(a)    any period during which an Employee is on an unpaid leave of absence shall not be included as a period of Service for purposes of the Plan;
(b)    for periods prior to March 31, 2007, Service shall include any period of continuous employment prior to such date with Altria Group, Inc., an Altria subsidiary, or a predecessor thereto, to the extent that such periods of employment would have been included in Service under the terms of the Plan as in effect immediately prior to the Effective Date or, if earlier, the Employee’s last day of employment and would not have been disregarded under the break in Service provisions of Section 5.2;
(c)    any period during which an individual provides services to an Employer, an Affiliate or any Predecessor Corporation under a contract, arrangement or understanding with such individual or with an agency or leasing organization that treats such individual as either an independent contractor or an employee of such agency or leasing organization shall not be included as a period of Service for purposes of the Plan even if such individual is later determined to have been a common law employee of the Employer, Affiliate or Predecessor Corporation during such period and even if such individual later provides services as an Employee; and
(d)    no period(s) of Salary Continuation shall be included as a period of Service for purposes of the Plan.
3.26    “Shares” means shares of the common stock of the Company.
SECTION 4. ELIGIBILITY
4.1    Each full-time Employee and each part-time Employee who is regularly scheduled to work 1,000 or more Hours of Service during the calendar year, shall be eligible to participate in the Plan on such Employee’s 30th day of active employment with an Employer. Each part-time Employee who is regularly scheduled to work fewer than 1,000 Hours of Service during the calendar year shall be eligible to participate in the Plan on the first day of the month following a Computation Period during which such Employee completes at least 1,000 Hours of Service. A “Computation Period” is the initial 12-consecutive-month period commencing on the date the Employee is first credited with an Hour of Service, and each calendar year commencing with the first calendar year which begins on or after the date the Employee is first credited with an Hour of Service.
4.2    Subject to the terms and conditions of the Plan, an Employee who satisfies the requirements of Section 4.1, shall be eligible for severance pay under this Plan, as set forth in Section 5, if the Administrator, in its sole discretion, determines that:
(a)    the Employee’s employment with an Employer is terminated as a result of a Qualifying Termination; and
(b)    the Employee’s timely execution and non-revocation of a Severance and Release Agreement and continued compliance with any restrictive covenants or other post-employment obligations that the Employee is subject to pursuant to any restrictive covenant agreement, employment agreement, offer letter, equity incentive plan, equity award agreement or other plan or agreement that the Employee is party to with the Company, an Employer or any of their respective Affiliates.

4.3    An Employee who otherwise satisfies the requirements of Section 4.2 above shall not become eligible for severance pay under this Plan if the Employee declines an offer of another job with the Employer or any Affiliate if:
(a)    the commute to the offered job location is less than 50 miles more than the Employee’s current home to work location commute;
(b)    the job grade of the offered position is no more than two job grades less than the Employee’s current job; or
(c)    the total cash compensation of the offered job is less than a 15% reduction from the total cash compensation of the Employee’s current job.
For purposes of this Plan, a decision whether to accept an offer of another job shall be required from the Employee within seven calendar days after the job offer is made.
4.4    An Employee shall not be eligible for severance pay under this Plan if the Administrator, in its sole discretion, determines that:
(a)    the Employee voluntarily resigned from employment with the Employer;
(b)    the Employer discharged the Employee for Cause or due to unacceptable performance or unsatisfactory conduct;
(c)    the Employee experienced a temporary layoff, except that if (during this absence from work) an event covered in Section 4.2(a) above occurs prior to a break in Service, as defined by the Employer’s policy, then the Employee shall be eligible to receive severance pay upon termination; however, a temporarily laid-off employee who has been given recall rights and whose Service is broken because of the expiration of those recall rights, shall remain ineligible to receive severance pay upon such break in Service, which shall constitute a termination;
(d)    the Employee was transferred to and became employed by an Employer or Affiliate of an Employer;
(e)    the Employee’s employment with the Employer is terminated as a result of a sale or other disposition of a business, product line or any part of a business or product line, where the Employee was offered employment by the purchaser, transferee or acquirer;
(f)    the Employee retired or died, except that an Employee who retires as a result of an event covered in Section 4.2(a) above shall be eligible to receive severance pay upon retirement, subject to any offsets permitted by law;
(g)    the Employee terminated his employment with the Employer pursuant to the terms of an early retirement incentive plan;
(h)    the Employee:
(i)    has received, or is eligible to receive, from the Employer or any Affiliate any payment or benefit of equal or greater value than the severance pay under this Plan pursuant to the terms of any plan, program, policy, arrangement agreement or statutory termination or notice entitlement intended to provide termination benefits to the Employee; or
(ii) has been offered any payment or benefit described in Section 4.4(h)(i) which is contingent upon execution of a Release which includes a legally enforceable non-compete/ non-solicitation provision (and/or upon execution of a separate non-compete/non-solicitation agreement), and the Employee fails to timely sign and return such Release and/or agreement to the Employer within the time period specified by the Company;
(i)    the Employee’s business unit or part thereof was leased, transferred, reorganized, off-shored, outsourced, spun-off or assigned and the Employee is offered employment with the lessee, transferee, successor, assignee or a third party who takes over the business or a part thereof;
(j)    the Employee is on a military leave of absence and fails to report to work within the time required by applicable federal law;
(k)    the Employee is on an approved disability or unpaid medical leave of absence and is not released to return to work within 12 months after the date the leave of absence began;
(l)    the Employee fails to return to the Employer all of the Employer’s property, including, but not limited to, cellular phones, computers, modems, diskettes, samples, credit cards, telephone cards, keys, security passes, vehicles and equipment, promptly upon termination of employment; or
(m)    the Employee fails to repay any obligations owing to the Employer, including, but not limited to, obligations to repay all or any part of any relocation, mobility or other allowance, and any overpaid wages and other payroll overpayment amounts, promptly upon termination of employment; provided, however, that, to the extent permitted by applicable law, the Employer may deduct any such obligations from any compensation owing to the Employee, including, but not limited to, any severance pay amount payable under this Plan.
4.5    Notwithstanding any other provision under this Section 4, the Employer has the right to cancel or reschedule a previously announced or scheduled layoff or other involuntary termination of employment. An Employee is not eligible for benefits under this Plan if an announced or scheduled termination of employment is canceled before termination actually occurs.
SECTION 5. SEVERANCE PAY AMOUNT
5.1    In the event a Participant experiences a Qualifying Termination, then, subject to the terms and conditions of the Plan (including the Participant’s compliance with Section 4.2(b) above), the Participant will be entitled to the following payments and benefits:
(a)    cash severance equal to the amounts set forth below, payable in a lump sum as soon as administratively possible after the date of termination of active employment and compliance with the terms of this Plan (and in no event later than 60 days after termination):

(i)    for Participants below Band 07 Vice President, two (2) weeks’ Pay for each completed year of Service plus any pro-rated fractional year, subject to a minimum of three (3) months’ Pay and maximum of twelve (12) months’ Pay;
(ii)    for Participants in Band 07 Vice President and above (other than the Chief Executive Officer and Senior Executives), twelve (12) months’ Pay;
(iii)    for Senior Executives, eighteen (18) months’ Pay;
(iv)    for the Chief Executive Officer, twenty-four (24) months’ Pay;
(b)    if the Participant is enrolled in medical, dental and/or prescription drug coverage under the Kraft Heinz Foods Company Group Benefits Plan for Employees (the “Group Benefits Plan”) and the Participant timely elects to continue such coverage in accordance with COBRA, then for the duration of the COBRA Benefit Period, (i) continued payment by the Participant of the Participant’s current premium charged for coverage under the Group Benefits Plan, and (ii) continued payment by the Employer of any incremental premium for such coverage, including the COBRA administration fee; provided that such coverage shall not be provided in the event the Company or the Employer, as applicable, would be subject to any excise tax under Section 4980D of the Code or other penalty or liability pursuant to the provisions of the Patient Protection and Affordable Care Act of 2010 (as amended from time to time) or to the extent not permitted by other applicable law, in which case, in lieu of providing the coverage described above, the Company or the Employer, as applicable, shall instead pay the Participant a monthly cash payment in an amount such that, after payment by the Participant of all taxes on such payment, the Participant retains an amount equal to the portion of the monthly COBRA premiums the Company or the Employer, as applicable, would have paid during the COBRA Benefit Period (after taking into account active employee-cost sharing or similar provisions in effect), with such monthly payment being made on the last day of each calendar month of the remainder of the COBRA Benefit Period; provided, further, that the Company reserves the right to amend or terminate the arrangement described in this Section 5.1(b);
(c)    vesting of the Participant’s then-outstanding equity awards in accordance with Section 6 below; and
(d)    outplacement services as the Company shall reasonably determine from time to time to those Participants, and for the periods of time, designated below:
(i)    For Bands B01 – B09, nine months;
(ii)    For Bands B10 – B12, six months; or
(iii)    For Bands B13 – B18, three months.
Such payments and any other severance benefits provided under this Section 5.1 will be reduced by any such amounts that were already provided to the Participant pursuant to any personal employment contract, individual severance or separation agreement or statutory notice or termination entitlement. Moreover, such payment and any other severance benefits provided under this Section 5.1will be reduced by any repayment obligation the Participant owes to the Company or the Employer as of the Employee’s Qualifying Termination, including, but not limited to, obligations to repay all or any part of any relocation, mobility or other allowance, and any overpaid wages and other payroll overpayment amounts (to the extent permissible by law).
5.2    Completed years of Service means the duration of elapsed time an Employee accumulates during active employment, plus such approved additional time as may be required or granted for vacation, paid leaves of absence, lay-off or active military service, as determined in accordance with the policy of the Employer. Years of Service shall be computed using the continuous service date and shall include prior years of Service for Employees with less than 5 years break in service, and shall be calculated as completed years plus any pro-rated fractional year of service. The accumulation of Service ends, and Service is broken, upon the earliest to occur of the following events:
(a)    if an Employee retires, quits, or is discharged, a break in Service begins on the Employee’s last day at work;
(b)    if an Employee is absent from active employment for any other reason (other than an approved leave of absence), a break in Service begins on the first anniversary of the date the absence began;
(c)    if an Employee takes an approved leave of absence of less than one year and fails to return to work before the first anniversary of the date the leave began, a break in Service begins on the date the Employee fails to return to work;
(d)    if an Employee takes an approved leave of absence of one year or more and does not return to work at the end of the leave, a break in Service begins on the first anniversary of the Employee’s last day of work;
(e)    if an Employee is absent because of an approved disability, a break in Service begins 12 months after the date the absence began; or
(f)    if an Employee takes maternity or parental leave and does not return to work at the end of the leave, a break in Service begins on the first anniversary of the Employee’s last day at work.
Notwithstanding the foregoing, any period during which an Employee is on an unpaid leave of absence shall not be included as a period of Service for purposes of the Plan.
5.3    Benefits under this Plan are not intended to be in addition to pay-in-lieu-of-notice or similar termination benefits provided pursuant to other plans, programs, contracts, statutory notice or termination entitlements or other applicable laws such as the Worker Adjustment and Retraining (“WARN”) Act. The Employers reserve the right to offset the severance pay amount described in Section 5.1 above by (i) any amounts the Employee owes the Employer or an Affiliate, and (ii) any severance or termination benefits payable under any other policy of or agreement with the Employer or under any federal, state, local or non-U.S. jurisdictional law, including without limitation, the WARN Act.
5.4    If a Participant dies before receiving any payment due under this Plan, such payment will be paid in a lump sum to the beneficiary under the Company paid and sponsored life insurance program applicable to the Participant.

5.5    The Employer may from time to time offer special severance pay for Employees terminating employment during a limited period or in connection with a specific event, such as an exit incentive under a reduction in force program or in the context of a facility closing or other business development resulting in reduced employment needs. Any such temporary severance arrangement which may be offered from time to time shall be set forth in an appendix to this Plan and shall be in lieu of, and not in addition to, benefits otherwise payable under this Plan.
5.6    A Participant who is re-employed by an Employer or an Affiliate shall repay that portion of the severance pay attributable to the period after the Participant became re-employed.
5.7    Employees who are away from work due to an approved disability leave, military leave or family medical leave of absence, at the time that the Employee would otherwise qualify for severance pay under the Plan, will be paid severance pay if they qualify under Section 4 and are timely released to return to work, determined as follows:
(a)    for a disability or unpaid medical leave, a timely release to return to work will occur if the Employee is released to return to work within 12 months from the Employee’s initial date of leave-related absence, medical documentation of such release is timely provided to the Employer, and the release is certified by the Company’s disability benefit administrator;
(b)    for a military leave of absence, a timely release to return to work will occur if an Employee makes a request to return to work within the time required under applicable federal law; and
(c)    for a family medical leave, a timely release to return to work will occur at the end of the Employee’s approved FMLA leave, not to exceed 12 weeks during a rolling 12- month period (or 26 weeks during a single 12-month period for those on military caregiver leave). This provision is not applicable to employees on intermittent or reduced schedule leave at time of severance triggering event.
SECTION 6. EQUITY AWARDS
6.1    Equity Vesting. Equity awards shall vest according to the vesting schedules and acceleration provisions provided in each applicable plan or award. Notwithstanding anything to the contrary under the applicable award agreement, a Participant’s then-outstanding Eligible Equity Awards shall be eligible to vest as follows, subject to Section 4.2(b) above:
(a)    Upon a Qualifying Termination, a prorated portion of the Participant’s then-outstanding Eligible Equity Awards shall accelerate and vest based the number of completed 12-month periods of the Participant’s employment during the applicable vesting period; provided that for any Eligible Equity Awards subject to performance conditions, accelerated vesting shall be determined based on actual performance through the end of the applicable performance period and settled in accordance with the terms of the applicable award agreement. After giving effect to this Section 6.1(a), the remaining unvested portion of any equity award granted under the Company’s equity incentive plans that is outstanding as of the Participant’s date of termination shall remain outstanding to the extent necessary (but subject in all cases to their maximum term) to enable their potential future vesting and exercisability in the event of a CIC Qualifying Termination.

6.2    Options. Any Eligible Equity Award that is an option to purchase Shares and that vests in accordance with Section 6.1 shall remain outstanding and may be exercised until the earlier of the third anniversary of the date of termination and the original maximum term of the option contained in the applicable award agreement.
SECTION 7. OTHER BENEFITS
7.1    Paid Time Off/Vacation. In addition to the benefits outlined in Section 5 above, upon the Participant’s termination of employment as described in Section 4.2(a) above, each Participant shall be entitled to receive a cash lump-sum payment as per the U.S. Paid Time Off Policy for Salaried Employees or Vacation Policy, as applicable to a particular Employee.
7.2    Life Insurance. If the Employer is paying the Participant’s life insurance premiums at Participant’s termination of employment described in Section 4.2(a) above, the Employer shall continue to pay each Participant’s life insurance premiums only through the last day of the Participant’s employment.
SECTION 8. ADMINISTRATION
8.1    The Administrator and named fiduciary for the Plan is the Compensation Committee.
8.2    The Administrator may at any time delegate to another person or body, or re-assume therefrom, any of the fiduciary responsibilities or administrative duties with respect to this Plan.
8.3    Subject to the conditions and limitations of this Plan, the Administrator may establish such rules for the administration of this Plan as the Administrator may deem desirable.
8.4    The expenses of administering this Plan, including the payment of benefits, shall be paid by the Employers out of general assets.
8.5    The Plan and all of its records are kept on a calendar year basis, beginning January 1 and ending December 31 of each year.
8.6    Except as required by applicable law, benefits provided under this Plan shall not be subject to assignment or alienation, since they are primarily for the support and maintenance of the Participants. Likewise, such payments shall not be subject to attachment by creditors of or through legal process against the Employers or any Participant.
8.7    Each of the Company and the Compensation Committee fully expect to continue the Plan, but each of the Company and the Compensation Committee, acting separately, reserve the right to change or end the Plan at any time for any reason. Any action required or permitted to be taken by the Company or an Employer with respect to the Plan shall be by its Board of Directors or by a person or persons duly authorized by it. Any action required or permitted to be taken by the Compensation Committee shall be by the Compensation Committee or a person or persons duly authorized by the Compensation Committee or its delegate. Participants will be properly notified of any changes. Notwithstanding the foregoing, any amendment to this Plan that adversely affects the benefits potentially payable to a Participant (including, without limitation, a proposed termination of this Plan, or imposing additional conditions or modifying the amount or timing of payment) shall not be effective without the written consent of such Participant, unless such amendment is required by law and a written notice is provided to such Participant at least one year in advance of the effectiveness of such amendment.

8.8    Nothing herein shall be construed as giving to any Employee of an Employer any right to be retained in the employ of the Employer, nor shall it be construed as providing any right to claim any pension or other benefit or allowance after termination of employment with the Employer. No Employee shall, because of this Plan, become entitled to any offer of relocation, lateral transfer, downgrade with pay protection, or any other term of employment.
8.9    This Plan is intended to be an unfunded employee welfare benefit plan, as defined in Section 3(1), Subtitle A of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan will be interpreted and administered to effectuate this intent.
8.10    The Administrator shall enforce the Plan in accordance with its terms and with such rules as may be adopted by the Administrator, and shall have complete discretionary authority to interpret and construe the provisions of the Plan, and to conclusively determine all questions arising under the Plan, including the power to determine the eligibility of Employees and the rights of Participants and other persons entitled to benefits under the Plan and the amount of their benefits.
8.11    Each party shall each bear their own expenses, legal fees and other fees incurred in connection with this Plan; provided, the prevailing party in any such action shall be fully reimbursed by the other party for all costs, including reasonable attorneys’ fees, court costs, expert or consultants’ fees and reasonable travel and lodging expenses (the “Fees and Expenses”), incurred by the prevailing party in its successful prosecution or defense thereof, including any appellate proceedings. Subject to Section 14, such payments of Fees and Expenses shall be made within 30 business days after delivery of the Participant’s written request for payment, accompanied with such evidence of fees and expenses incurred.
8.12    Any payments and benefits provided for hereunder shall be paid net of any applicable withholding required under applicable law.
8.13    In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or its Affiliates to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
8.14    This Plan constitutes the entire agreement between the Company and the Participants and, except as expressly provided herein or in another agreement that specifically references this Section 8.14, supersedes the provisions of all other prior agreements or policies concerning the payment of severance benefits upon a termination of employment; provided that in no event shall payments or benefits provided pursuant to any other severance agreement or policy entitle a Participant to a duplication of payments and benefits pursuant to this Plan.
SECTION 9. CLAIMS PROCEDURE
9.1    Participants normally need to take no action to receive severance pay under this Plan. Participants will normally be contacted by the Administrator or the Administrator’s delegate concerning the receipt of severance pay. Employees who are not so contacted, and who believe they are entitled to severance pay under this Plan, should submit a written claim for severance pay to the Administrator within 60 days of their termination of employment with an Employer.

9.2    If a request for severance pay is denied, in whole or in part, the Administrator shall, within 90 days after a claim is filed, notify the claimant in writing of such denial and of the claimant’s right to file an appeal with the Administrator, and shall set forth (in a manner calculated to be understood by the claimant) specific reasons for such denial, specific references to pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect his or her request, an explanation of why such material or information is necessary, and an explanation of the Plan’s review procedure. If the Administrator determines that special circumstances require an extension of time for processing a claim, the Administrator shall, within 90 days after the claim is filed, notify the claimant in writing of the extension, of the reasons for the extension and the date a final decision can be expected. In no event shall the extension exceed a period of 90 days from the end of the initial 90-day period.
9.3    Any Employee, or a duly authorized representative thereof, who is denied severance pay in whole or in part, pursuant to Section 9.2 above, may appeal from such denial to the Administrator for a review of the decision by submitting to the Administrator, within 60 days after receiving a notice of denial, a written statement:
(a)    requesting a review of the claim for severance pay by the Administrator;
(b)    setting forth all of the grounds upon which the appeal is based and any facts in support thereof; and
(c)    setting forth any issues or comments which the claimant deems relevant to the claim.
The Administrator shall act upon such appeal within 60 days after the later of receipt of the claimant’s request for review by the Administrator or receipt of any additional materials reasonably requested by the Administrator from such claimant. If the Administrator determines that special circumstances require an extension of time for processing an appeal, the Administrator shall, within 60 days after the appeal is received, notify the claimant in writing of the extension and the reasons for the extension. The Administrator shall, in any event, act upon the appeal within 120 days after the appeal is received.
9.4    The Administrator shall make a full and fair review of each such appeal and any written materials submitted by the claimant or the Employer in connection therewith and may require the Employer or the claimant to submit within 30 days of written notice by the Administrator therefore, such additional facts, documents, or other evidence as the Administrator, in the Administrator’s sole discretion, deems necessary or advisable in making such a review. On the basis of the Administrator’s review, the Administrator shall make an independent determination of the claimant’s eligibility for severance pay under this Plan. The decision of the Administrator on any appeal for severance pay shall be final.
9.5    If the Administrator denies an appeal in whole or in part, the Administrator shall give written notice of this decision to the claimant setting forth (in a manner calculated to be understood by the claimant) the specific reasons for such denial and specific references to the pertinent Plan provisions on which the Administrator’s decision was based.

SECTION 10. GOVERNING LAW
To the extent that State law shall not have been preempted by ERISA or any other laws of the United States or other non-U.S. jurisdiction heretofore or hereafter enacted, as the same may be amended from time to time, this Plan shall be administered, construed and enforced according to the laws of the Commonwealth of Pennsylvania.
SECTION 11. COORDINATION WITH CODE SECTION 409A
This Plan shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions shall not be imposed. For purposes of Section 409A of the Code, each payment made under this Plan shall be treated as a separate payment. In no event may the Participant, directly or indirectly, designate the calendar year of payment. To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, the cash severance benefits payable under this Plan are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). However, if such severance benefits do not qualify for such exemptions at the time of the Participant’s termination of employment and therefore are deemed as deferred compensation subject to the requirements of Section 409A of the Code, then if the Participant is a “specified employee” under Section 409A of the Code on the date of the Participant’s termination of employment, notwithstanding any other provision of this Plan, payment of severance under this Plan shall be delayed for a period of six months from the date of the Participant’s termination of employment if required by Section 409A of the Code. The accumulated postponed amount shall be paid in a lump-sum payment within 15 days after the end of the six-month period. If the Participant dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the Participant’s estate within 15 days after the date of the Participant’s death. All reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in this Plan), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. For the avoidance of doubt, this Section 11 shall not apply to any Participant who is not subject to the provisions of Section 409A of the Code. Neither the Company nor its Affiliates or their directors, officers, employees or advisers shall be liable to the Participant (or any other individual claiming a benefit through the Participant) for any tax, interest or penalties the Participant may owe as a result of compensation or benefits paid under this Plan, and the Company and its Affiliates shall have no obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Section 409A or otherwise.
SECTION 12. CODE SECTION 280G
12.1    Notwithstanding any other provision of this Plan or any compensation or benefit program or other agreement to the contrary, if any payment or benefit by or from the Company or any of its Affiliates to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, would be subject to the Excise Tax (as hereinafter defined) (all such payments and benefits being collectively referred to herein as the “Payments”), then except as otherwise provided in Section 12.2, the Payments shall be reduced (but not below zero) or eliminated (as further provided for in Section 12.3) to the extent the Independent Tax Advisor shall reasonably determine is necessary so that no portion of the Payments shall be subject to the Excise Tax (the “Reduced Amount”).
12.2    Notwithstanding the provisions of Section 12.1, if the Independent Tax Advisor reasonably determines that the Participant would receive, in the aggregate, a greater amount of the Payments on an after-tax basis (including all applicable federal, state and local income, employment and other applicable taxes and the Excise Tax) if the Payments were not reduced or eliminated to the Reduced Amount pursuant to Section 12.1, then no such reduction shall be made notwithstanding that all or any portion of the Payments may be subject to the Excise Tax.
12.3    For purposes of determining which of Section 12.1 and Section 12.2 shall be given effect, the determination of which Payments shall be reduced or eliminated to avoid the Excise Tax shall be made by the Independent Tax Advisor. The Independent Tax Advisor shall provide its determinations, together with detailed supporting calculations and documentation, to the Company and the Participant for their review no later than 10 days after the date of termination. If a reduction in payments or benefits is necessary so that the Payments equal the Reduced Amount, reduction shall occur in the following order: (i) first by reducing or eliminating the portion of the Payments that are payable in cash, (ii) second by reducing or eliminating the portion of the Payments that are not payable in cash (other than Payments as to which Treasury Regulations Section 1.280G-1 Q/A – 24(c) (or any successor provision thereto) applies (“Q/A-24(c) Payments”)) and (iii) third by reducing or eliminating Q/A-24(c) Payments. In the event that any Q/A-24(c) Payment or acceleration is to be reduced, such Q/A-24(c) Payment shall be reduced or cancelled in the reverse order of the date of grant of the awards. The determinations of the Independent Tax Advisor under this Section 12 shall, after due consideration of the Company’s and the Participant’s comments with respect to such determinations and the interpretation and application of this Section 12, be final and binding on the parties absent manifest error. The Company and the Participant shall furnish to the Independent Tax Advisor such information and documents as the Independent Tax Advisor may reasonably request in order to make the determinations required under this Section 12.
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